UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2009

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e) Adoption of Material Compensatory Plan, Contract or Arrangement

Performance Stock Unit Program

On February 6, 2009, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Heidrick & Struggles International, Inc. (the “Company”) approved the implementation of a Performance Stock Unit program under the Company’s shareholder-approved 2007 GlobalShare Program.

Under the program, members of senior management are eligible to receive shares of Company common stock if the Company meets performance objectives over a period of three calendar years, with each three-year period constituting a single award cycle. In accordance with the program, the Board of Directors will set financial performance goals at the beginning of the three-year award cycle for the entire three-year period. The Committee will determine achievement against the goals and the amount of the award payout in February of the year following the end of the award cycle. The initial award cycle for the program will commence January 1, 2010.

For the initial award cycle commencing January 1, 2009, the performance criteria are based on a measurement of the Company’s total shareholder return compared to a comparator group of 26 companies. Based on that measurement, payouts can range from zero to 175% of the target award.

The program is designed to comply with the qualified performance-based compensation requirements under Internal Revenue Code Section 162(m). In accordance with those requirements, the performance criteria that may be used to establish annual performance goals were approved by the Company’s shareholders as part of its approval of the 2007 GlobalShare Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2009

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:	/s/ K. Steven Blake
K. Steven Blake, Executive Vice President,
General Counsel and Secretary